  As filed with the Securities and Exchange Commission on February  29, 1996

                                                     Registration No. 33-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                              ------------------

                                   FORM S-3

                         REGISTRATION STATEMENT UNDER

                          THE SECURITIES ACT OF 1933

                              ------------------

                              AURA SYSTEMS, INC.
            ------------------------------------------------------
            (Exact name of Registrant as specified in its charter)

                   Delaware                             95-4106394
    -------------------------------------  --------------------------------
       (State or other jurisdiction of               (I.R.S. Employer
       incorporation or organization)               Identification No.)

               2335 Alaska Avenue, El Segundo, California  90245
   ------------------------------------------------------------------------
   (Address, including zip code, and telephone number, including area code, of Registrant's principal executive office)

                 Zvi (Harry) Kurtzman, Chief Executive Officer
                              Aura Systems, Inc.
                              2335 Alaska Avenue
                             El Segundo, CA  90245
                                (310) 643-5300
                    ---------------------------------------
                    (Name, Address, including zip code, and
         telephone number, including area code, of agent for service)

                                   Copy to:

                             Samuel S. Guzik, Esq.
                              Guzik & Associates
                      1800 Century Park East, Fifth Floor
                            Los Angeles, CA  90067

                              ------------------

Approximate date of proposed sale to the public: From time to time after the effective date of the Registration Statement.

If the only securities registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

                        CALCULATION OF REGISTRATION FEE

===============================================================================================
                                                     PROPOSED
                                                      MAXIMUM        PROPOSED
                                                      OFFERING       MAXIMUM
TITLE OF EACH CLASS               AMOUNT TO          PRICE PER      AGGREGATE        AMOUNT OF
OF SECURITIES TO BE                 BE               UNIT OR     OFFERING PRICE    REGISTRATION
REGISTERED                       REGISTERED          SHARE (1)          (1)             FEE
-----------------------------------------------------------------------------------------------
Common Stock, $.005 par value   1,328,300 shares(1)      $5.50      $7,305,650       $2,519.19
Common Stock, $.005 par value     135,000 shares(2)(3)   $4.00      $  540,000       $  186.21
Common Stock, $.005 par value     682,000 shares(2)(4)   $5.00      $3,410,000       $1,175.86
Common Stock, $.005 par value     611,578 shares(2)(5)   $4.00      $2,446,310       $  843.56
Common Stock, $.005 par value     170,000 shares(2)(6)   $3.06      $  520,200       $  179.38
Common Stock, $.005 par value      38,000 shares(2)(7)   $1.50      $   57,000       $   19.66
Common Stock, $.005 par value      40,000 shares(2)(8)   $4.75      $  190,000       $   65.52
Common Stock, $.005 par value     550,000 shares(2)(9)   $4.0625    $2,234,375       $  770.47
Common Stock, $.005 par value      10,000 shares(2)(10)  $7.25      $   72,500       $   25.00
Common Stock, $.005 par value      50,000 shares(2)(11)  $5.375     $  268,750       $   92.67
Common Stock, $.005 par value     100,000 shares(2)(12)  $4.50      $  450,000       $  155.17
Common Stock, $.005 par value      50,000 shares(2)(13)  $5.50      $  275,000       $   94.93
-----------------------------------------------------------------------------------------------
Total Fee                                                                            $6,127.62
===============================================================================================

(1) Common Stock to be sold by Selling Stockholders. Estimated for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average high and low prices of the Registrant's Common Stock on February 22, 1996.
(2) Pursuant to Rule 416, there are also being registered such additional securities as may be issued pursuant to the anti-dilution provisions of the Options and Warrants.
(3)  Common Stock issuable upon the exercise of Warrants at $4.00 per share.
(4)  Common Stock issuable upon the exercise of Warrants at $5.00 per share.
(5)  Common Stock issuable upon the exercise of Options at $4.00 per share.
(6)  Common Stock issuable upon the exercise of Options at $3.06 per share.
(7)  Common Stock issuable upon the exercise of Options at $3.06 per share.
(8)  Common Stock issuable upon the exercise of Options at $4.75 per share.
(9)  Common Stock issuable upon the exercise of Warrants at $4.0625 per share.
(10) Common Stock issuable upon the exercise of Warrants at $7.25 per share.
(11) Common Stock issuable upon the exercise of Warrants at $5.375 per share.
(12) Common Stock issuable upon the exercise of Options at $4.50 per share.
(13) Common Stock issuable upon the exercise of Options at $5.50 per share.
------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                              AURA SYSTEMS, INC.

                              ------------------

         Cross-Reference Sheet Pursuant to Regulation S-K, Item 501(b)

Item Number and Heading in Form S-3
-----------------------------------
Registration Statement                        Location in Prospectus
----------------------                        ----------------------

1.   Forepart of the Registration Statement
     and Outside Front Cover Page of
     Prospectus                               Front Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                      Inside Front Cover Page; and
                                              Outside Back Cover Pages of
                                              Prospectus; Additional Information

3.   Summary Information, Risk Factors
     and Ratio of Earnings to Fixed Charges   Summary; Risk Factors

4.   Use of Proceeds                          Use of Proceeds

5.   Determination of Offering Price          Risk Factors; Plan of Distribution

6.   Dilution                                 Dilution

7.   Selling Security Holders                 Selling Stockholders and Plan of
                                              Distribution

8.   Plan of Distribution                     Front Cover page of Prospectus;

9.   Description of Securities
     to be Registered                         Description of Capital Stock

10.  Interest of Named Experts and Counsel    Legal Matters

11.  Material Changes                         Material Changes

12.  Incorporation of Certain Information
     by Reference                             Incorporation of Certain
                                              Information by Reference

13.  Disclosure of Commission Position
     on Indemnification for Securities
     Act Liabilities                          Inapplicable

+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.
+++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                Subject to completion, dated February 29, 1996

                                  PROSPECTUS

--------------------------------------------------------------------------------

                       3,764,878 SHARES OF COMMON STOCK

                              AURA SYSTEMS, INC.

--------------------------------------------------------------------------------

    This Prospectus relates to (i) an aggregate of 1,427,000 shares of Common Stock, $.005 par value ("Common Stock") of Aura Systems, Inc. ("Aura" or the "Company") which are being offered for sale by the Company pursuant to outstanding warrants at exercise prices ranging from $4.10 to $7.25 per share (the "Warrants"); (ii) an aggregate of 1,009,578 shares of Common Stock of the Company which are being offered pursuant to outstanding options at exercise prices ranging from $1.50 to $5.50 per share (the "Options"); and (iii) 1,328,300 shares of Common Stock of the Company acquired by certain Selling Stockholders in private transactions which are being offered for the account of the Selling Stockholders named herein. See "Selling Stockholders and Plan of Distribution." The Company will receive proceeds from the exercise of outstanding Warrants and Options from time to time if and when they are exercised. However, the Company will not receive any of the proceeds from the sale of shares by the Selling Stockholders.

    Of the 2,436,578 shares of Common Stock covered by this Prospectus and issuable upon exercise of the Warrants and Options, 1,516,578 of these shares were previously registered by the Company and were covered by a Prospectus dated August 30, 1994. Such registration statement and Prospectus have been superseded in their entirety by this Prospectus and the new Registration Statement to which it relates.

THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

    The Common Stock of the Company is traded on the NASDAQ National Market System under the symbol "AURA". On February 26, 1996, the last reported sales price for Aura's Common Stock on the NASDAQ National Market System was $6.43. See "PRICE RANGE OF COMMON STOCK".

             The date of this Prospectus is __________ ____, 1996

                             AVAILABLE INFORMATION

    Aura is subject to the informational reporting requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices located at 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

    The Company has filed with the Commission a Registration Statement (together with all amendments and exhibits, the "Registration Statement") on Form S-3 under the Securities Act of 1933 (the "Securities Act") with respect to the Common Stock offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any agreement or other document referred to herein are not necessarily complete and reference is made to the copy of such agreement or other reference is made to the Registration Statement and to the exhibits and schedules filed therewith. Copies of the material containing this information may be obtained from the Commission upon payment of the prescribed fee.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents, all of which are previously filed with the Commission pursuant to the Securities Exchange Act of 1934, are hereby incorporated by reference in this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 28, 1995 ("1995 Form 10-K"); (ii) the Company's Quarterly Reports on Form 10-Q for the quarters ended May 31, August 31, and November 30, 1995; and (iii) the Company's Proxy Statement dated July 21, 1995.

    All other reports and documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), and 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Common Stock covered by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of those documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus. The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written request of any such person, a copy of any or all of the documents referred to above that have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents. Written requests for such copies should be directed to Steven C. Veen, Senior Vice President and Chief Financial Officer, Aura Systems, Inc., 2335 Alaska Avenue, El Segundo, California 90245, (310) 643-5300.

                                    SUMMARY

    The following summary is qualified in its entirety by reference to the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. An investment in the shares of the Common Stock offered hereby involves a high degree of risk. Prospective investors should carefully consider the factors discussed under "RISK FACTORS".

                                  THE COMPANY

    Aura Systems, Inc. ("Aura" or the "Company") is engaged in the development, commercialization and sales of products, systems and components using its patented and proprietary electromagnetic technology. The Company's proprietary and patented technology is being developed for use in systems and products for commercial, industrial, consumer and government use. To date, a combination of Aura funds and commercial and governmental development contracts have been utilized in the process of developing product applications.

TECHNOLOGY

    The Company's electromagnetics technology involves: (i) high force electromagnetic actuators ("HFAs"), which are devices that create lateral force upon command and combine the high forces and long strokes of hydraulic or pneumatic actuators with the speed and precision of voice coil actuators; (ii) dielectric resonator oscillators ("DROs"), which are devices used to create electromagnetic radiation and are used in wireless communications systems such as cellular telephones, satellite transponders, radiotelephonic communications and microwave links; and (iii) actuated mirror array ("AMA") display technology, which are images generated by a light valve and have no absorptive or dispersive surfaces between the light source and the eyes of users, which the Company expects has applications in large screen television, movie or exhibition displays.

PRINCIPAL PRODUCTS AND APPLICATIONS

    AURASOUND SPEAKERS. Aura has developed a line of audio speakers, AuraSound speakers which utilize a patented electro-magnetic design, resulting in a more efficient speaker which requires no magnetic shielding. AuraSound speakers have been sold commercially since 1993, and are currently sold to both end users and computer OEM's. AuraSound speakers are also showcased by its subsidiary, Electrotec, which provides high end concert sound systems to the contemporary touring music industry.

    COMMUNICATIONS. Aura, through its NewCom subsidiary, is engaged in the manufacture and sale of leading edge, high performance computer multimedia products for the personal computer market. These products include sound cards, which can be utilized with AuraSound speakers, and data fax modems. Through its Delphi Components subsidiary the Company manufactures and sells DRO's for use in state-of-the-art communications products and systems.

    INTERACTIVE PRODUCTS.   The Company has developed a line of interactive
products which utilize Aura's electromagnetic technology. The first interactive product, which Aura introduced in 1994, is called the "Interactor(TM)", a vest that incorporates an electromagnetic actuator and is configured to be worn over the upper torso and can be plugged into most video game systems currently on the market. This product allows the video player to feel the action which is seen on the video screen. Aura is also selling its Theater Seat Transducers, which create the same interactive experience in movie theatres with a movie soundtrack. Aura is also currently marketing the Bass Shaker(TM), a product incorporating an electromagnetic actuator, which is designed to produce the feel and sound of bass in an automobile without producing sound outside the vehicle.

    AUTOMOTIVE.    Aura has developed three breakthough automotive products,
each of which has recently been demonstrated through a working prototype in a fully functioning gasoline powered vehicle. Aura's Electromagnetic Valve
                                                    ---------------------
Actuator System ("EVA") is a patented electromagnetically powered system which
---------------
opens and closes engine valves. The patented design simplifies conventional engine mechanics by eliminating the entire camshaft assembly and operates more efficiently than a conventional engine. The Company is currently retro-fitting EVA to adapt its design and configuration for different types of diesel, automobile and motorcycle engines. The Flywheel Alternator System ("FAS") is a
                                       --------------------------
unique electromagnetic device mounted directly to the flywheel of an automobile engine, which replaces the conventional starter and alternator. FAS turns a vehicle's idling engine into a generator capable of producing thousands of watts of power, enough to power the car and also serve as an auxilliary generator for non-automobile use. The Sparking Gasket System ("SGS") is an automotive engine
                         ----------------------
head gasket with built-in spark plug probes. SGS puts the sparking points directly inside the head gasket, making it the first known practical application of multipoint sparking technology. The design is believed to increase engine performance and fuel economy and reduce hydrocarbon emissions.

      DISPLAY SYSTEMS.   In 1992, the Company entered into a joint development
and licensing agreement with Daewoo Electronics Co., Ltd. ("Daewoo") to develop and commercialize televisions using the AMA display technology. Daewoo, who is solely responsible for manufacturing and sales under the license agreement, has advised the Company that it expects to begin commercial production of large screen display televisions under the license agreement in the first half of 1996. There are no assurances as to when or if Daewoo will commence commercial production of televisions incorporating Aura's AMA display technology.

    References herein to the "Company" or "Aura" include Aura and its subsidiaries, unless the context indicates otherwise. The Company's headquarters are located at 2335 Alaska Avenue, El Segundo, California 90245, and its telephone number is (310) 643-5300.


                                 RISK FACTORS

    See "RISK FACTORS" for a discussion of certain factors that investors should consider carefully in evaluating an investment in the Common Stock offered hereby. These risk factors, include among other things, a history of operating losses, the continuing need for additional capital, competition and other factors.


                                 THE OFFERING

The securities offered hereby include the following:

Shares of Common Stock issuable upon exercise of
Outstanding Warrants......................................    1,427,000

Shares of Common Stock issuable upon exercise of
Outstanding Options.......................................    1,009,578

Shares of Common Stock Offered by the Selling
Stockholders..............................................    1,328,300

Shares Outstanding:
Common Stock Outstanding before
The Offering..............................................   61,735,557

Common Stock Outstanding after
The Exercise of Options and Warrants in the Offering/1/...   64,177,135

Use of Proceeds  The estimated proceeds of approximately $12,699,712 will be used by the Company for working capital purposes. The estimated proceeds do not include proceeds from the sale of shares by the Selling Stockholders. Expenses incurred in connection with the registration of Common Stock offered by the Company and the Selling Stockholders, estimated at $25,000 and payable by the Company, have not be subtracted from the estimated proceeds.

NASDAQ/NMS Symbol................................................. AURA

------------------

/1/  Based upon the number of shares outstanding as of February 26, 1996.

                         SUMMARY FINANCIAL INFORMATION
                      AURA SYSTEMS, INC. AND SUBSIDIARIES

                                   (UNAUDITED)      (UNAUDITED)
                                   NINE MONTHS      NINE MONTHS     YEAR ENDED      YEAR ENDED      YEAR ENDED
                                      ENDED            ENDED       FEBRUARY 28,    FEBRUARY 28,    FEBRUARY 28,
                                   NOVEMBER 30,    NOVEMBER 30,        1995            1994            1993
                                       1995            1994
OPERATING DATA:

Gross Revenues                     $ 55,716,103     $32,214,127     $44,214,242    $ 16,369,825     $11,005,379
Net (loss)                           (2,022,571)       (389,404)     (2,649,879)    (10,594,302)     (9,645,117)
Net (loss) per share                       (.04)           (.01)           (.07)           (.35)           (.36)
Weighted average
  shares outstanding                 51,374,076      35,819,115      37,217,673      30,117,742      26,881,421

BALANCE SHEET DATA:

Working Capital                    $ 86,445,237     $33,178,431     $33,796,181
Total Assets                        129,998,677      78,449,421      73,467,003

Total Liabilities (including
  deferred income)                 $ 15,989,039     $27,074,409     $19,213,584

Net Stockholders' Equity           $114,009,638     $51,375,012     $54,253,419

                                 RISK FACTORS

    THE SHARES OF AURA'S COMMON STOCK MUST BE CONSIDERED A SPECULATIVE
    ------------------------------------------------------------------
INVESTMENT INVOLVING A HIGH DEGREE OF RISK.  IN ADDITION TO OTHER INFORMATION
-----------------------------------------------------------------------------
CONTAINED IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER
-----------------------------------------------------------------------------
THE FOLLOWING FACTORS IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE
-----------------------------------------------------------------------
INVESTING IN THE SHARES OF COMMON STOCK OFFERED HEREBY.
------------------------------------------------------

HISTORY OF LOSSES; SIGNIFICANT ACCUMULATED DEFICIT; POSSIBILITY OF FUTURE LOSSES

    The Company and its predecessors on a consolidated basis have recognized net losses in each fiscal year to date. The Company has incurred cumulative losses in each fiscal year to date and has an accumulated deficit through February 28, 1995 ("Fiscal 1995") of approximately $41 million. The Company incurred a loss for the fiscal year ended February 28, 1995 of $2,649,879, and incurred a loss of $2,022,571 for the nine months ended November 30, 1995. There can be no assurance if or when the Company will become profitable or that its activities or operations will be successful. In addition, because the Company's efforts have been directed towards product development and the introduction of new products in the recent past, revenues and operating results have been uneven and may continue to be so during Fiscal 1997 and beyond.

GENERAL NEED FOR ADDITIONAL CAPITAL AND NO ASSURANCE IT WILL BE AVAILABLE

    The cash flow generated from the Company's operations to date has not been sufficient to fund its working capital needs. The Company has relied upon external sources of financing to maintain its liquidity, principally private and bank indebtedness and equity financing. The Company has raised over $50 million in equity financing since the beginning of Fiscal 1995. The Company expects to fund any operating shortfall in Fiscal 1996 from cash on hand and expects to continue to seek external sources of capital such as debt and equity financing. In the event any such financing involves the issuance of equity securities, existing stockholders may suffer dilution in net tangible book value per share. The Company has no commitments to obtain funds from any external sources, however, and there are no assurances that such funds will be available at the times or in the amounts required by the Company. The unavailability of funds could have a material adverse effect on the Company's financial statements, results of operations and ability to expand its operations.

HIGHLY COMPETITIVE INDUSTRIES

    The industries in which the Company operates are extremely competitive and characterized by rapid technological change. Many of its competitors have substantially greater financial resources than the Company, spend considerably larger sums than the Company on research, new product development and marketing, and have long-standing customer relationships. Furthermore, the Company must compete with many larger and better established companies in the hiring and retention of qualified personnel. Although the Company believes it has certain technological advantages over its competitors, realizing and maintaining such advantages will require the Company to develop customer relationships and will depend on market acceptance of its products. Future revenues and profits will be dependent to a large extent on the introduction of new products. Competitive pressures could reduce market acceptance of the Company's products, and there can be no assurance the Company will have the financial resources, technical expertise or marketing and support capabilities to compete successfully in the future.

DEPENDENCE ON KEY PERSONNEL

    The Company depends to a considerable degree on the continued services of Zvi (Harry) Kurtzman, its President, and Arthur J. Schwartz, its Executive Vice President, as well as a limited number of highly qualified scientists. The Company has non-competition and secrecy agreements with these individuals; however, none of these individuals has an employment agreement with the Company, nor does the Company maintain key-man life insurance. The loss of any of these individuals could have a material adverse effect on the Company.

PROTECTION OF PATENTS AND PROPRIETARY TECHNOLOGY

    The Company protects its proprietary technology by means of patent protection, trade secrets and unpatented proprietary know-how. No assurance can be given that pending or future patent applications will issue as patents or that any patents which have been or may be issued will provide the Company with adequate protection with respect to the covered products or technology. Moreover, a portion of the Company's proprietary technology is dependent upon unpatented trade secrets and know-how. Although the Company enters into confidentiality agreements with individuals and companies having access to proprietary technology whenever practicable, such agreements may not provide meaningful protection for this technology in the event of any unauthorized use or disclosure of such know-how. Further, in cases where patent protection does not exist, the Company may be exposed to competitors who independently develop substantially equivalent technology or otherwise gain access to the Company's trade secrets, know-how or other proprietary information.

LIMITED MANUFACTURING EXPERIENCE

    Although the Company has substantial experience in the manufacture of microwave components and has begun to acquire experience regarding manufacture of products utilizing its magnetics technology, the Company currently has limited capability to manufacture its proposed products by itself on a commercial scale. Accordingly, the Company could experience delays in meeting customer needs. In order to reduce risks associated with manufacturing, for certain of its manufacturing needs, the Company has entered and in the future intends to enter into joint development, joint venture or subcontract arrangements with qualified manufacturers. As a result, the Company expects that it will be dependent on partners, licensees or other entities for commercial scale manufacturing of its products. In the event the Company decides to establish a commercial scale manufacturing facility, the Company may require substantial additional funds and personnel and would be required to comply with regulations applicable to such a facility. There can be no assurance that the Company will be able to enter into arrangements for the manufacturing of its product or to obtain additional capital to conduct such activities independently.

SHARES ELIGIBLE FOR FUTURE SALE

    Future sales of Common Stock in the public market by stockholders (and future issuances of Common Stock upon the exercise of options, warrants, or convertible debt) may adversely affect the market price of the Company's stock. For example, pursuant to an outstanding registration statement on file with the Commission a total of approximately 7,000,000 shares of Common Stock issuable upon the exercise of outstanding warrants and options are eligible for future resale in the public market. Approximately 1,085,000 shares will become eligible for resale upon the conversion of the Company's 7% Secured Convertible Notes.
In addition, the Company has issued $8,000,000 of convertible debentures (the "Debentures") which are convertible into shares of Common Stock. See "Recent Developments-Recent Financing Activities" herein.

SHAREHOLDER LITIGATION

    Claims have been made against the Company and certain of its directors in two purported class action lawsuits filed in May 1995 alleging that as a result of information disseminated by the Company the market price of Aura's Common Stock was artificially inflated at certain times. Although no prediction can be made as to the ultimate outcome of the proceedings, the Company believes that it has meritorious defenses. See Note 7 to the Company's financial statements appearing in its Form 10-Q for the quarter ended November 30, 1995.

ABSENCE OF DIVIDENDS

    The Company has never paid cash dividends on its Common Stock and does not expect to pay any cash dividends in the foreseeable future. The Company currently intends to retain any future earnings for use in its business.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the issuance of up to 2,436,578 shares of Common Stock upon exercise of the Warrants and Options
offered by the Company are estimated to be $12,699,712.   There is no assurance
that any Warrants or Options will be exercised. Thus, the Company may not receive any proceeds from the exercise of such Warrants or Options. The Company will not receive any proceeds from the sale of shares of Common Stock offiered by the Selling Stockholders.

    The Company currently anticipates that it will use the net proceeds of this offering to fund working capital requirements in connection with anticipated growth of the Company resulting from the sale and distribution of new products. In the event sufficient proceeds are not received, the Company's short term plan to meet cash needs is through external financing sources such as bank financing and private offerings of debt and/or equity. The Company also expects that cash flow from operations will provide additional funds as the Company as operating revenues increase.

    The cost, timing and amount of funds required for such uses by the Company cannot be precisely determined at this time and will be based on, among other things, competitive developments, the rate of the Company's progress in product development, and the availability of alternative methods of financing. In addition, the Board of Directors has broad discretion in determining how the proceeds of the offering will be applied.

                                    DILUTION

    As of November 30, 1995, the net tangible book value of the Company was approximately $108,240,241 or $1.80 per share of Common Stock. Net tangible book value is computed as follows:

TOTAL ASSETS                                    $129,998,677

Less:
 Current Liabilities               11,390,023
 Long Term Debt                     4,599,016
 Intangible Assets/1/               5,769,397    (21,758,436)
                                   ----------   ------------

Net Tangible Assets                             $108,240,241
                                                ============

Shares Outstanding                                59,986,906
                                                ============

Net Tangible Assets Per Share                          $1.80
                                                ============

    Without taking into account changes in net tangible book value after November 30, 1995, (other than to give effect to the issuance of 1,427,000 shares issuable upon exercise of Warrants initially exercisable at an average price of $4.43 per share, and 1,009,578 shares issuable upon exercise of Options), the pro forma net tangible book value of the Company as of November 30, 1995 would have been $120,939,953, or approximately $2.016 per share of Common Stock, representing dilution for shares yet to be issued as follows:

                                                           SHARES     DILUTION
                                                          ---------   --------
Warrants (at exercise prices from $4.00 to $7.25)         1,427,000      $2.41

Options                                                   1,009,578       4.35

Aggregate Dilution if the above Warrants and Options
   were exercised                                         2,441,578       3.18

     No recognition has been given in any of the above calculations to (i) approximately 3,000,000 shares reserved for issuance upon conversion of outstanding warrants and options not covered by this Prospectus, (ii) approximately 1,085,000 shares issuable upon conversion of the Secured 7% Convertible Notes, (iii) approximately 4,076,000 shares issuable upon exercise of outstanding options under the Company's 1989 Stock Option Plan, and (iv) shares issuable upon conversion of the Debentures.

------------------

/1/ Intangible assets include patents, deferred costs, and a customer list (arising from the acquisition of Delphi Components, Inc.) and miscellaneous other items.

                                CAPITALIZATION

    The following table sets forth the capitalization of the Company on a consolidated basis, (i) as of November 30, 1995, and (ii) and as adjusted on a pro forma basis to give effect to the issuance of 2,441,578 shares by the Company upon the exercise of 1,427,000 Warrants and 1,009,578 Options to which this Prospectus relates and the issuance of $8,000,000 of Debentures subsequent to November 30, 1995. For further information regarding the Debentures, see "Recent Developments" herein.

                                            SECURITIES
                                              ISSUED
                                              ------

                                   ACTUAL         AS ADJUSTED /1/
                                   -----          ---------------
Total Debt:
 Current Installments of
  Notes Payable                 $  1,925,825          1,925,825
Secured 7% Convertible
 Notes - due 2002 and
 other debt                        4,599,016          4,599,016
5% Convertible Debentures                ---          8,000,000
                                ------------        -----------
                                $  6,524,841        $14,524,841

Stockholders' equity:
 Common Stock, $.005 per
 value, 100,000,000 shares
 authorized, and
 59,896,906 shares issued
 and outstanding                     299,485            311,668
Additional paid-in capital       157,306,291        169,993,820

Accumulated deficit              (43,596,638)       (43,596,138)
                                ------------       ------------

Net stockholders' equity        $114,009,138       $126,708,850
                                ------------

Total Capitalization            $120,534,479       $141,233,691
                                ============       ============

     /1/ Excludes (i) approximately 3,000,000 shares reserved for issuance upon conversion of outstanding warrants and options not covered by this Prospectus,
(ii) approximately 1,085,000 shares issuable upon conversion of the Secured 7% Convertible Notes, (iii) approximately 4,076,000 shares issuable upon exercise of outstanding options under the Company's 1989 Stock Option Plan, and (iv) shares issuable upon conversion of the Debentures.

                          PRICE RANGE OF COMMON STOCK

    From March 1987 until November 1988, Aura's Common Stock was traded over-the-counter but was not quoted in any automated quotation system of a registered securities association. Since November 1988 Aura Common Stock has been quoted on the NASDAQ quotation system under the trading symbol "AURA". In May 1991 Aura shares became listed on the NASDAQ National Market System.

    Set forth below are high and low sales prices of the Common Stock of Aura for each quarterly period in each of the three most recent fiscal years through February 26, 1996. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions in Common Stock. The Company had approximately 20,000 stockholders of record as of February 26, 1996.

PERIOD                                                   HIGH   LOW
------                                                   ----   ----
Fiscal Year Ended February 28, 1994 ("Fiscal 1994")

    First Quarter ended May 31, 1993                     6.19   3.13
    Second Quarter ended August 31, 1993                 6.38   4.63
    Third Quarter ended November 30, 1993                8.56   4.88
    Fourth Quarter ended February 28, 1994               9.56   6.13

Fiscal Year Ended February 28, 1995 ("Fiscal 1995")

    First Quarter ended May 31, 1994                     9.00   6.50
    Second Quarter ended August 31, 1994                 9.38   7.00
    Third Quarter ended November 30, 1994                7.88   3.94
    Fourth Quarter ended February 28, 1995               5.38   3.06

Fiscal Year Ended February 29, 1996 ("Fiscal 1996")

    First Quarter ended May 31, 1995                     5.68   3.00
    Second Quarter ended August 31, 1995                 5.50   4.50
    Third Quarter ended November 30, 1995                8.25   4.50
    Fourth Quarter through February 26,  1996            6.75   4.06

    On February 26, 1996, the last reported sales price for the Company's Common Stock was $6.437.

DIVIDEND POLICY

    The Company has not paid any dividends on its Common Stock and currently intends to retain any future earnings for use in its business. Therefore, the Company does not anticipate paying any dividends on its Common Stock in the foreseeable future.

                     SELECTED CONSOLIDATED FINANCIAL DATA

    The following Selected Consolidated Financial Data has been taken or derived from the audited consolidated financial statements of the Company or the Company's unaudited financial statements, and should be read in conjunction with and is qualified in its entirety by the full consolidated financial statements, related notes and other information included elsewhere herein.

                                               Nine Months Ended               Year Ended
                                               -----------------               ----------
                                                   (Unaudited)

                                          November 30,   November 30,   February 28,   February 28,
                                                  1995           1994           1995           1994
Revenues                                    55,716,103     32,214,127   $ 44,214,242   $ 16,369,825
Cost of Revenues                            43,890,839     20,715,877     30,064,935     13,714,813
Research and development expenses            1,921,718      1,366,560      2,037,467      2,286,051
General and administrative expenses         11,472,459     10,328,525     14,407,919      6,259,748
Provision for contract losses               11,975,320                       133,261         17,133
Equity losses from AMS investments/1/              ---            ---            ---          9,454
Total costs and expenses                    57,787,877     32,410,962     46,643,582     22,287,199
  (Loss) from operations                    (2,071,774)      (196,835)    (2,429,340)    (5,917,374)
Other Income and Expense:
  Interest expenses (income) net               (49,203)       192,569        220,539        301,928
  Class action litigation and other
    settlement                                     ---            ---            ---      4,375,000
  Net (loss)                              $ (2,022,571)   $  (389,404)  $ (2,649,879)  $(10,594,302)
  Net (loss) per common share                    $(.04)         $(.01)         $(.07)         $(.35)
  Weighted average number of
    common shares                           51,374,076     35,819,115     37,217,673     30,117,742

                                                             Year Ended
                                                             ----------

                                           February 28,   February 29,   February 28,
                                                   1993           1992           1991
Revenues                                    $11,005,379    $11,134,502    $ 8,339,159
Cost of Revenues                             10,605,654      7,488,192      7,702,435
Research and development expenses             2,813,018      2,040,662      2,544,852
General and administrative expenses           6,402,428      5,277,936      2,532,782
Provision for contract losses                   183,597        435,267            ---
Equity losses from AMS investments/1/           511,923        649,355            ---
Total costs and expenses                     20,516,620     15,891,412     12,780,069
  (Loss) from operations                     (9,511,241)    (4,756,910)    (4,440,910)
Other Income and Expense:
  Interest expenses (income) net                133,876         42,925        530,608
  Class action litigation and other
    settlement                                      ---            ---            ---
  Net (loss)                                $(9,645,117)   $(4,799,835)   $(4,971,518)
  Net (loss) per common share                     $(.36)         $(.19)         $(.22)
  Weighted average number of
    common shares                            26,881,421     25,837,069     22,471,867

                                          November 30,   November 30,   February 28,   February 28,
Balance Sheet Data                                1995           1994           1995           1994
Working capital                             86,445,237     11,354,414   $ 33,796,181   $ 11,353,783
Total assets                               129,998,677     78,449,421     73,467,003     37,564,037
Total Liabilities and deferrals             15,989,039     19,488,244    19 ,213,584     19,488,244
Net stockholders' equity                   114,009,638     51,375,012     54,253,419     18,075,793

                                          February 28,   February 29,   February 28,
                                                  1993           1992           1991
Working capital                            $ 3,593,473    $ 4,906,224    $   726,862
Total assets                                22,695,481     20,158,394     18,773,218
Total Liabilities and deferrals             15,439,765      4,634,002     12,978,557
Net stockholders' equity                     7,255,716     15,524,392      5,794,661

------------------

     1) In the fiscal years ended February 28, 1994, February 28, 1993 and February 29, 1992, the Company reported results of Aura Medical Systems, Inc. on the equity method. In the fiscal years ended February 28, 1995 and February 28, 1991, they were consolidated.

                      AURA SYSTEMS, INC. AND SUBSIDIARIES
                    CONDENSED CONSOLIDATED BALANCE SHEET/1/
                               NOVEMBER 30, 1995

ASSETS
------
CURRENT ASSETS
  Cash and equivalents                                   $ 19,657,820
  Trade receivables and other                              47,303,067
  Inventories and Contracts in progress                    25,706,250
  Other current assets                                      5,168,123
                                                         ------------
        TOTAL CURRENT ASSETS                               97,835,260

  Property and equipment, at cost                          27,016,082
  Less accumulated depreciation and amortization           (6,767,578)

NET PROPERTY AND EQUIPMENT                                 20,248,504
  Patents - net                                             2,109,183
  Investments and Joint Ventures                            5,855,924
  Deferred charges                                          2,498,178
  Other assets                                              1,451,628
                                                         ------------
                                                         $129,998,677
                                                         ============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
CURRENT LIABILITIES:
  Current installments of notes payable                  $  1,925,825
  Accounts payable and accrued expenses                     9,464,198
                                                         ------------
        TOTAL CURRENT LIABILITIES                          11,390,023

  Secured 7% Convertible Notes                              3,787,900
  Notes payable and other liabilities                         811,116

     /1/ Does not give effect to the issuance by the Company of $8,000,000 of Debentures subsequent to November 30, 1995, or the receipt of the proceeds therefrom.

STOCKHOLDERS' EQUITY
  Common stock, 59,896,906 shares issued
  and outstanding                                         157,605,776
  Accumulated deficit                                     (43,596,138)

Net Stockholders' equity                                  114,009,638
                                                         ------------
                                                         $129,998,677
                                                         ============

    See accompanying notes to condensed consolidated financial statements.

                              RECENT DEVELOPMENTS

    The following information describes certain changes in the Company's affairs which have occurred since the end of Fiscal 1995 and should be read in conjunction with the financial statements, related notes and other information included elsewhere or incorporated by reference in this Prospectus.

RECENT FINANCING ACTIVITIES

    In February 1996 the Company completed a private placement of $8 million principal amount of its unsecured 5% Convertible Debentures (the "Debentures"). Interest on the Debentures is payable quarterly, in arrears, at the rate of 5% per annum, with the entire principal amount due in 1998. Principal may be converted by the holder into Common Stock of the Company in accordance with a stated formula, subject to certain conditions, prior to maturity.

                 SELLING STOCKHOLDERS AND PLAN OF DISTRIBUTION

    Of the 3,764,878 shares of Common Stock of the Company covered by this Prospectus, 2,436,578 are being sold for the account of the Company and 1,328,300 are being sold for the account of the selling stockholders named in the table below under "Shares of Common Stock Offered by Selling Stockholders (the "Selling Stockholders"). The shares being offered by the Company consist of the following: (i) 135,000 shares issuable upon exercise of outstanding Warrants at an exercise price of $4.00 per share; (ii) 682,000 shares issuable upon exercise of outstanding Warrants at $5.00 per share; (iii) 611,578 shares issuable upon exercise of outstanding Options at $4.00 per share; (iv) 170,000 shares issuable upon exercise of outstanding Options at $3.06 per share; (v) 38,000 shares issuable upon exercise of outstanding Options at $1.50 per share;
(vi) 40,000 shares issuable upon exercise of outstanding Options at $4.75 per share; (vii) 550,000 shares issuable upon exercise of outstanding Warrants at $4.0625 per share; (viii) 10,000 shares issuable upon exercise of outstanding Warrants at $7.25 per share; (ix) 50,000 shares issuable upon exercise of outstanding Warrants at $5.375 per share; (x) 100,000 shares issuable upon exercise of outstanding Options at $4.50 per share; and (xi) 50,000 shares issuable upon exercise of outstanding Options at $5.50 per share. All of the Warrants and Options are presently exercisable. For further information regarding the terms of the Warrants and Options, see "DESCRIPTION OF CAPITAL STOCK" .

SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF OUTSTANDING WARRANTS AND
OPTIONS

    The 2,436,578 shares of Common Stock issuable upon the exercise of outstanding Warrants and Options may be issued from time to time by the Company in accordance with the terms of the respective Warrants and Options.

    The shares of Common Stock to which this Prospectus relates when issued would have been "restricted securities" under the Securities Act prior to registration hereunder. This Prospectus has been prepared so that future sales of the shares of Common Stock issuable upon exercise of the Options and Warrants will not be restricted other than as set forth herein. In connection with any sales, persons selling shares acquired upon the exercise of Options and Warrants and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

SHARES OF COMMON STOCK OFFERED BY SELLING STOCKHOLDERS

    The shares of Common Stock offered by the Selling Stockholders consist of
(i) 315,000 shares issued to Parviz Nazarian in July 1995 in connection with the acquisition by Aura of an interest in Auratech, Inc., an Aura affiliate; (ii) 66,135 shares issued to the shareholders of GS Systems, Inc. in July 1994 to acquire certain noise cancellation technology; (iii) 812,000 shares issued to four individuals in October 1994 in exchange for their common stock in Aura Medical Systems, Inc., a subsidiary of the Company; and (iv) 35,165 shares of Common Stock issued to Wall Street Group upon exercise of options at $2.84 per share.

    The shares of Common Stock offered by the Selling Stockholders may be offered for sale from time to time at market prices prevailing at the time of sale or at negotiated prices, and without payment of any underwriting discounts or commissions except for usual and customary selling commissions paid to brokers or dealers. This Prospectus has been prepared so that future sales of the shares of Common Stock by the Selling Stockholders will not be restricted other than as set forth herein. In connection with any sales, the Selling Stockholders and any brokers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act.

    Pursuant to Rule 10b-6 of the Exchange Act, a Selling Stockholder who is neither affiliated nor directly or indirectly acting in concert with the issuer or with any other Selling Stockholder will be required to observe the appropriate "cooling off" period and other restrictions only prior to the individual stockholder's distribution and until such distribution ends or the shares are withdrawn from registration. Conversely, a Selling Stockholder who is affiliated or acting in concert with the issuer or another Selling Stockholder will be required to observe the appropriate "cooling off" period and other restrictions under Rule 10b-6 with resect to all offers and sales by affiliated persons.

    Except as described above, no Selling Stockholder has had any material relationship with the Company or an affiliate of the Company within the past three years. No officer, director or 5% beneficial owner of the Company's Common Stock owns any of the Warrants or Options to which this Prospectus relates.

    The shares of Common Stock sold for the account of the Selling Stockholders may be sold in one or more of the following transactions: (a) block trades in which the broker or dealer so engaged will attempt to sell such shares as agent but may position and resell a portion of the block as principal to facilitate any transaction, (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus, and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers and dealers engaged by Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated (and, if such broker-dealer acts as agent for the purchaser of such shares, from such purchaser). Broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to such Selling Stockholder. Broker-dealers who acquire such shares as principals may thereafter resell such shares from time to time in transactions (which may involve crosses and book transactions and which may involve sales to and through other broker-dealers, including transaction, of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions as described above.

     Listed below are the names of each selling stockholder, the total number of shares owned and the number of shares to be sold in this offering by each selling stockholder, and the percentage of Common Stock owned by each selling stockholder before and after this offering:

                                                 Number of
                                                 Shares of         Shares of
                                              Common Stock to    Common Stock
                              Shares of       be Offered for     Owned of
                            Common Stock          Selling        Record After
                           Owned of Record     Stockholder's     Completion of
Name                      Prior to Offering       Account         Offering**
-----------------------   -----------------   ---------------   ---------------
                          Number    Percent                     Number  Percent
                          -------   -------                     ------  -------
Lawrence Bober             14,915      *          14,915                   *

H.F. Boeckmann II         400,000      *         400,000                   *

Dr. Daniel Graupe          27,220      *          27,220                   *

Alan John Skobin and
Romelia Skobin,
Husband and Wife           12,000      *          12,000                   *

David Sitrick              24,000      *          24,000                   *

Parviz Nazarian           315,000      *         315,000                   *

Wall Street Group          35,165      *          35,165                   *

D & S Wilstein
Family Trust              220,000      *         200,000        20,000     *

Leonard Wilstein
and Joyce Wilstein
Revocable Trust           200,000      *         200,000                   *

----------------
*Less than one percent.
**Assuming the issuance of all Common Stock offered by the Company hereby.

                          DESCRIPTION OF CAPITAL STOCK

    As of the date of this Prospectus, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.005 per share, of which 61,735,557 are issued and outstanding and 10,000,000 shares of Preferred Stock, none of which are outstanding.

COMMON STOCK

    Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Common stockholders are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. The Common Stock has no preemptive or conversion rights or other subscription rights and there are no redemptive or sinking funds provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and all the shares of Common Stock offered by the Company hereby will, when issued, be fully paid and nonassessable.

PREFERRED STOCK

    The Company's Board of Directors is authorized, without further action by the Company's stockholders, to issue Preferred Stock from time to time in one or more series and to fix, as to any such series, the voting rights, if any, applicable to such series and such other designations, preferences and special rights as the Board of Directors may determine, including dividend, conversion, redemption and liquidation rights and preferences.

WARRANTS AND OPTIONS

    The Company's outstanding warrants and options contain substantially similar terms. They are exercisable at prices ranging from $1.50 per share to $15.00 per share and expire between 1996 and 2006. The warrants, which are exercisable in whole or in part, have registration rights which allow the underlying shares of Common Stock to be included in a registration proposed by the Company. The warrants also have provisions which require the adjustment of the exercise price in the event of certain Company distributions, reclassifications, stock splits, or issuances of rights or warrants to purchase Common Stock at less than market value to holders of Common Stock.

ANTI-TAKEOVER PROVISIONS

    The Company is subject to Section 203 of the Delaware General Corporation Law ("Section 203"). In general, Section 203 prohibits certain publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date of the transaction in which the person or entity became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, "business combination" is defined broadly to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is any person or entity who, together with affiliates and associates, owns (or within the three immediately preceding years did own) 15% or more of the Company's voting stock. The provisions of Section 203 requiring a super majority vote to approve certain corporate transactions could enable a minority of the Company's stockholders to exercise veto powers over such transactions.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Company's Common Stock is Interwest Transfer, Salt Lake City, Utah.

                                 LEGAL MATTERS

    Certain legal matters with respect to the validity of the shares of Common Stock offered hereby will be passed upon for the Company by Guzik & Associates, Los Angeles, California. A principal of this firm owns 40,000 options and warrants covered by this Registration Statement.

                                    EXPERTS

    The consolidated financial statements of the Company and subsidiaries for the years ended February 28, 1995, February 28, 1994 and February 28, 1993, incorporated by reference in this Prospectus and Registration Statement have been audited by Pannell Kerr Forster, independent auditors. Such financial statements and schedules have been so incorporated in reliance upon such report given the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of 1933, as amended, with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock, reference is hereby made to such Registration Statement, exhibit and schedules. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission in Washington, D.C. and copies of such material may be obtained from such upon payment of the fees prescribed by the Commission.

    No dealer, salesman or other person has been authorized to give any information or to make any representation orth than those contained in this Prospectus. If given or made, such information or representation must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the shares of Common Stock to which it relates or an offer or solicitation to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither delivery of this Prospectus nor sale made hereunder shall under any circumstances create an implication that information contained herein is correct as of any time subsequent to its date.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth the expenses payable by the Registrant in connection with the sale and distribution of the securities being registered hereby. All amounts are estimated except the Securities and Exchange Commission registration fee.

SEC registration fee.................................................. $6,127.62
Blue Sky fees and expenses............................................     *
Accounting fees and expenses..........................................     *
Legal fees and expenses...............................................     *
Printing and engraving expenses.......................................     *
Registrar and Transfer Agent's fees...................................     *
Miscellaneous fees and expenses.......................................     *
Total.................................................................     *

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The Registrant has entered into agreements with its directors to provide indemnity to such persons to the maximum extent permitted under applicable laws.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)   Exhibits:

(1)  4.1   Certificate of Incorporation of Registrant.

(1)  4.2   Bylaws of Registrant.

(2)  4.3   Form of  Warrant.

*    5.1   Opinion of Guzik & Associates.

     24.1  Consent of Pannell Kerr Forster, certified public accountants.

*    24.2  Consent of Guzik & Associates.

------------------
     *  To be filed by amendment.

(1) Incorporated by reference to the Exhibits to the Registration Statement on Form S-1 (File No. 33-19530).

(2) Incorporated by reference to the Exhibits to the Registrant's Annual Report on Form 10-K for the fiscal year ended February 28, 1994 (File No. 0-17249).

     (b)  Financial Statement Schedules


ITEM 17.  UNDERTAKINGS

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of El Segundo, State of California, on the 28th day of February, 1996.


                                       AURA SYSTEMS, INC.

                                       By  /s/ Zvi (Harry) Kurtzman
                                           -------------------------------------
                                           Zvi (Harry) Kurtzman
                                           President and Chief Executive Officer

    KNOW BY ALL MEN THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven C. Veen or Anthony T. Cascio or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue thereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



/s/ Zvi (Harry) Kurtzman      President and Director           February 28, 1996
---------------------------   (Principal Executive Officer)
Zvi (Harry) Kurtzman


/s/ Steven C. Veen            Vice President, Chief            February 28, 1996
---------------------------   Financial Officer
Steven C. Veen                  (Principal Financial Officer
                                  and Principal Accounting
                                    Officer)


/s/ Arthur J. Schwartz        Director                         February 28, 1996
---------------------------
Arthur J. Schwartz


/s/ Cipora Kurtzman Lavut     Director                         February 28, 1996
---------------------------
Cipora Kurtzman Lavut


/s/ Norman Reitman            Director                         February 28, 1996
---------------------------
Norman Reitman

/s/ Harvey Cohen              Director                         February 28, 1996
---------------------------
Harvey Cohen


/s/ Anthony T. Cascio         Director                         February 28, 1996
---------------------------
Anthony T. Cascio


/s/ Neal B. Kaufman           Director                         February 28, 1996
---------------------------
Neal B. Kaufman

/s/ Phillip G. Saffman        Director                         February 28, 1996
---------------------------
Phillip G. Saffman